Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930-9400

COMPANY CONTACTS	[NYSE: SFI]

James D. Burns	Andrew G. Backman
Chief Financial Officer	Senior Vice President – Investor Relations

iStar Financial Provides First Quarter 2009 Earnings Update

NEW YORK - April 20, 2009 - iStar Financial Inc. (NYSE: SFI), a leading publicly traded finance company focused on the commercial real estate industry, today provided an update on certain key operating results for its first quarter of 2009.

iStar reported adjusted earnings (loss) allocable to common shareholders for the first quarter of ($61.9) million, or ($0.59) per diluted common share. Net income (loss) allocable to common shareholders for the first quarter was ($90.8) million, or ($0.86) per diluted common share. Adjusted earnings (loss) represent net income computed in accordance with GAAP, adjusted primarily for preferred dividends, depreciation, depletion, amortization, impairments of goodwill and intangible assets, hedge ineffectiveness and gain (loss) from discontinued operations. Please see the financial table at the end of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

During the quarter, the Company recorded $258 million of loan loss provisions, including $237 million of asset specific provisions. In addition, the Company recorded $25 million in other impairments, as well as $154 million of gains associated with the early extinguishment of debt.

At March 31, 2009, non-performing loans represented $3.9 billion of managed asset value, compared to $3.5 billion of managed asset value in the prior quarter. Watch list assets represented $1.3 billion of managed asset value as of March 31, 2009, compared to $1.3 billion of managed asset value in the prior quarter. Managed asset values represent iStar’s book values, plus the A-participation interest associated with the Fremont portfolio assets.

The Company had $1.0 billion of cash and available capacity on its credit facilities as of March 31, 2009. Total debt obligations at the end of the quarter were $12.2 billion, including $4.8 billion of secured debt. In addition, the Company confirmed that it is in compliance with all of its bank and bond covenants.

As previously announced, the Company will not host a conference call to review these advanced results. The Company will host a conference call to review its full results and operations for the first quarter 2009 on April 30th, 2009 at 10:00 a.m. ET.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

Three Months Ended
March 31, 2009
ADJUSTED EARNINGS (1)

Net income (loss)	$(87,071)
Add: Depreciation, depletion and amortization	$23,499
Add: Joint venture depreciation, depletion and amortization	$10,688
Add: Amortization of deferred financing costs	$5,160
Add: Impairment of goodwill	$4,186
Less: Gain from discontinued operations	$(11,617)
Less: Preferred dividends	$(10,580)

Adjusted earnings (loss) allocable to common shareholders, HPU holders and participating security holders:
Basic	$(65,735)
Diluted	$(65,735)

Adjusted earnings (loss) per common share:
Basic (2)	$(0.59)
Diluted (2)	$(0.59)

Weighted average common shares outstanding:
Basic	105,606
Diluted	105,606

Common shares outstanding at end of period:
Basic	102,462
Diluted	102,462

(1) Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2) For the three months ended March 31, 2009, excludes $1,664 of net loss allocable to HPU holders and $2,158 of net loss allocable to participating security holders, respectively.

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iStar Financial Inc. is a leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

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